Stock Purchase Agreement

This Stock Purchase Agreement (this "Agreement") is dated as of July 31, 2012, by and among Crowther Holdings LTD, a Turks and Caicos Islands company ("Seller"), Settex PLC, a company registered in the United Kingdom under company number 4927273 ("Settex"), and Zentar Securities Ltd, a Swiss corporation ("Zentar"). Settex and Zentar are hereinafter collectively referred to as the "Purchasers" and sometimes are hereinafter individually referred to as a "Purchaser". Seller and the Purchasers are hereinafter collectively referred to as the "Parties" and sometimes are hereinafter individually referred to as a "Party". Each Purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act").

WHEREAS, Seller owns of record and beneficially 848,391 shares of Common Stock, par value $0.001 per share ("Common Stock") of Microsmart Devices, Inc., a Nevada corporation (the "Company"), and the Company wishes to sell and transfer to the Purchasers all of such shares (the "Purchased Shares") upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Purchasers wish to purchase from Seller the Purchased Shares upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the purchase and sale of the Purchased Shares is to take place at a closing (the "Closing") to be held by telephone pursuant to Article 1 of this Agreement; and

WHEREAS, as a condition to the Closing, Seller has agreed, to transfer to the Purchasers without additional consideration certain loans that Seller had made to the Company in the aggregate principle amount of $207,940 (the "Related Party Loans"); and

WHEREAS, each Party desires to execute and deliver this Agreement and all related, required or necessary documentation that may be reasonably required to complete the purchase and sale of the Purchased Shares and the transfer to the Purchasers of the Related Party Loans (collectively, the "Transaction Documents"); and

WHEREAS, the Parties desire to make certain representations, warranties, and agreements in connection with the purchase and sale of the Purchased Shares and the transfer of the Related Party Loans (the "Transaction");

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the adequacy and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

THE CLOSING

1.1 (a) The Closing will take place at a time and on and as of the date of this Agreement (the "Closing Date"). The Closing will be held by telephone, at which time the documents and instruments necessary or appropriate to effect the transactions contemplated herein to occur at the Closing will be exchanged by E-mail or facsimile transmission, with original counterparts to follow by next business day courier delivery. Except as otherwise provided herein all actions taken at the Closing will be deemed to be taken simultaneously.

(b) At the Closing, Seller shall deliver or cause to be delivered to the Purchasers stock certificates for the Purchased Shares, endorsed in blank and bearing medallion signature guarantees, and an assignment of the Related Party Loans. Promptly after the Closing, the stock certificates delivered to the Purchasers at the Closing will be presented to the transfer agent for the Company's Common Stock for registration of transfer into the names of the Purchasers and for the respective numbers of Purchased Shares indicated on Annex 1.1(b)(1) hereto. Each stock certificate received at the Closing by the Purchasers and each stock certificate received upon the registration of transfer thereof shall bear the legends (the "Legends") set forth in Annex 1.1(b)(2) hereto.

(c) Attached hereto as Annex 1.1(c) is a copy of the registration agreement to which the Purchased Shares are subject.

(d) At or prior to the Closing, the Purchasers shall wire transfer immediately available funds in the aggregate amount of Two Hundred Eighty Three Thousand Four Hundred Thirty Dollars ($283,430) to Seller. Of this amount, Two Hundred Fifty Four Thousand Five Hundred Seventeen and 30/100 Dollars ($254,517.30) represents the purchase price of the Purchased Shares (at Thirty Cents ($.30) per share) and Twenty Eight Thousand Nine Hundred Twelve and 70/100 Dollars ($28,912.70) represents advances to the Company on behalf of the Purchasers to pay certain liabilities of the Company agreed to be paid by the Purchasers. At the Closing, the Company will deliver a Convertible Promissory Note in the form of Annex 1(d) hereto to evidence such advance.

(e) At the Closing, Seller shall cause the director of the Company: (i) to acknowledge that the Company does not have any liability to him after the Closing; (ii) to agree to remain director and officer of the Company until ten (10) days after the Company files with the Commission and mails to its shareholders a Schedule 14F-1 (the "Schedule 14F-1") pursuant to Rule 14f-1 promulgated by the Commission under the Securities Exchange Act of 1934 (the "Exchange Act") and to resign as director of the Company at the end of such ten-day period; (iii) to appoint Paul A. Gravatt to the Board of Directors of the Company; and (iv) to vote in favor of electing Paul A. Gravatt as President, Chief Executive Officer and Chief Financial Officer and Peter B. Hirshfield as Secretary of the Company.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Purchasers as follows:

2.1 Corporate Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as such term is defined in Section 7.13 hereof) on the Company.

2.3 Capitalization. The Company has an authorized capital of 10,000,000 shares of preferred stock, $0.001 par value, no shares of which are outstanding; and 100,000,000 shares of common stock, $0.001 par value, of which 1,157,472 shares are currently outstanding. The shares of Common Stock of the Company ("Company Common Stock") outstanding as of the date of this Agreement represent all of the issued and outstanding capital securities of Company. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. There are no other equity securities of Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights. There is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange under any security or other instrument.

2.4 Authorization. Seller has all requisite power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Seller and is the valid and binding legal obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

2.5 No Conflict. Neither the execution, delivery and performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

(a) violate, contravene or be in conflict with any provision of the articles of incorporation or By-laws of the Company;

(b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of its properties or assets is or may be bound;

(c) result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever ("Encumbrances") upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company of any of its assets or properties are bound; or

(d) materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "Law" and collectively as "Laws") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an "Authority" and collectively as "Authorities").

2.6 Consents and Approvals. Except for the filing with the Commission and the mailing to the shareholders of the Company of the Schedule 14F-1 with respect to the Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with ("Consent"), any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated herein.

2.7 Commission Filings; Financial Statements.

(a) Seller has delivered or made available to the Purchasers accurate and complete copies (including copies of exhibits) of each report, registration statement and definitive proxy and information statements filed by the Company with the Commission (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, "Company Commission Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the Commission have been so filed on a timely basis. As of the time it was filed with the Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of Company Commission Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act; and (ii) none of Company Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements contained in Company Commission Documents: (i) complied as to form in all material respects with the published rules and regulations of the Commission applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by the Commission); and (iii) fairly present, in all material respects, the financial position of Company as of the respective dates thereof and the results of operations of Company for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.

2.8 Absence of Undisclosed Liabilities. The Company does not have any liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "Liability" and collectively as "Liabilities"), other than: Liabilities that are fully reflected or reserved for in the balance sheet as at March 31, 2012 (the "Balance Sheet") included in the Company's Form 10-Q filed with the Commission.

2.9 Absence of Certain Changes. Except as set forth in the Company Commission Documents, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, the Company has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

2.10 No Liabilities. The Company did not have any Liabilities as of the date of the Balance Sheet, except for those which have been paid and discharged prior to the Closing.

2.11 Litigation. There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Seller, threatened or contemplated by or against or involving the Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties pursuant to this Agreement or in connection with the transactions contemplated herein.

2.12 Contracts and Commitments; No Default. The Company is not a party to, nor are any of its assets bound by, any contract (a "Company Contract") that is not disclosed or referred to in the Company Commission Documents. Except as disclosed or referred to in the Company Commission Documents, none of Company Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. The Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any Company Contract, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of Seller, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

2.13 No Broker or Finder. Neither the Company nor, to the knowledge of Seller, any of its directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Seller for any such fee or commission to be claimed by any person or entity. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company.

2.14 Intercompany And Affiliate Transactions; Insider Interests. Except as expressly identified in the Company Commission Documents, during the last two years there have been no transactions, agreements or arrangements of any kind, direct or indirect, between the Company, on the one hand, and any director, officer, employee, stockholder, or affiliate of the Company, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for the Company or from, to, by or for any of such persons, that are effected with all corporate consents and approvals necessary under controlling law, and currently in effect.

2.15 Compliance with Law; Permits and Other Operating Rights. The properties, business and operations of the Company are and have been in compliance in all respects with all Laws applicable to the Company's assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. The Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent Company from being able to continue to use such permits and operating rights. The Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

2.16 Books and Records. The books of account, minute books, stock record books, and other material records of the Company, all of which have been made available to The Purchasers, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors and officers, the managers and committees of the managers of Company. At the Closing, all of those books and records will be in the possession of Company.

2.17 Business Generally; Accuracy of Information. No representation or warranty made by Seller in this Agreement or in any document, agreement or certificate furnished or to be furnished to the Purchasers at the Closing by or on behalf of Seller in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser represents and warrants to Seller as follows:

3.1 Authorization and Power. Such Purchaser has all power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Such Purchaser has taken all action required by law or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors' rights generally.

3.2 Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

(a) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under any agreement to which such Purchaser is a party; or

(b) violate any Law of any Authority.

3.3 Consents and Approvals. Except for the filing with the Commission and the mailing to the shareholders of the Company of the Schedule 14F-1, no Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by such Purchaser, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of the Company.

3.4 Litigation. There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of The Purchasers, threatened or contemplated by or against or involving such Purchaser, its assets, properties or business, whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties pursuant to this Agreement or in connection with the transactions contemplated herein.

3.5 No Broker or Finder. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the Transaction based upon arrangements made by or on behalf of such Purchaser.

3.6 Accredited Investor Status. Such Purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Commission under the Securities Act.

3.7 Access to Company Information. Such Purchaser has had the opportunity to examine the Company Commission Documents and to obtain additional information concerning the Company from Seller.

3.8 Restricted Securities. Such Purchaser understands that the certificates representing the Purchased Shares will bear the Legends.

3.9 "Bad Boy" Denial. Neither such Purchasers nor the people listed in Section 1(e) hereof is a "bad boy" within the meaning of Rule 262 promulgated by the Commission under the Securities Act.

ARTICLE 4

COVENANTS OF THE PARTIES

4.1 Confidentiality. Each of the Parties agrees that it will not use, or permit the use of, any of the information relating to any other Party furnished in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other Party or otherwise than in connection with the Transaction, and that such Party will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except that the Company may file a Current Report on Form 8-K and a Schedule 14F-1with the Commission and may send the Schedule 14F-1 to the Company's shareholders, and except as may be required by judicial or administrative process or, in the opinion of such Party's counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing Party will first obtain the recipients' undertaking to comply with the provisions of this Section with respect to such Information. The term "Information" as used herein will not include any information relating to a Party that the Party receiving such information can show: (i) to have been in its possession prior to its receipt from the disclosing Party; (ii) to be now or to later become generally available to the public through no fault of the receiving Party; (iii) to have been available to the public at the time of its receipt by the receiving Party; (iv) to have been received separately by the receiving Party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the receiving Party without regard to any information received in connection with the Transaction. All Parties hereto will be deemed to have satisfied their obligations to hold the Information confidential if each exercises the same care as each takes with respect to his own similar information.

4.2 Further Assurances; Cooperation. Each of the Parties will, at and after Closing, execute and deliver such instruments and take such other actions as any other Party may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of the Purchasers and without further consideration, Seller will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Purchasers may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

4.3 Public Announcements. None of the Parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however, that any of the Parties hereto may at any time make any announcements that are required by applicable Law so long as the Party so required to make an announcement promptly upon learning of such requirement notifies each other Party of such requirement and discusses with the other Parties in good faith the exact proposed wording of any such announcement.

4.4 Resignation of Officers. At the Closing, the pre-Closing officer of the Company shall submit his written resignation from all offices effective as of the end of the 10-day period referred to in Rule 14F-1.

ARTICLE 5

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS

Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Purchasers to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by the Purchasers, of each of the following conditions:

5.1 Representations and Warranties True. The representations and warranties of Seller contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

5.2 Performance. Seller will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing, including the obligations of the pre-Closing officers and directors of Company set forth in Section 1(e) hereof.

5.3 Required Approvals and Consents.

(a) All action required by Law to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Purchasers will have received copies thereof.

5.4 Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of the Company since March 31, 2012.

5.5 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Purchasers, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

5.6 Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

5.7 Appropriate Documentation. The Purchasers will have received, in a form and substance reasonably satisfactory to the Purchasers, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as the Purchasers may reasonably request, along with duly executed copies of the Transaction Documents by the Parties.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF SELLER

Notwithstanding anything in this Agreement to the contrary, the obligation of Seller to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

6.1 Representations and Warranties True. The representations and warranties of the Purchasers contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

6.2 Performance. The Purchasers will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Purchasers at or prior to the Closing.

6.3 Required Approvals and Consents.

(a) All action required by Law to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Seller will have received copies thereof.

6.4 Adverse Changes. No material adverse change will have occurred in the ability of the Purchasers to perform its obligations under this Agreement.

6.5 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Seller, individually or in the aggregate, otherwise have a Material Adverse Effect on Company's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

6.6 Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

6.7 Appropriate Documentation. Seller will have received, in a form and substance reasonably satisfactory to Seller, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as Seller may reasonably request, along with duly executed copies of the Transaction Documents by the Parties.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Expenses. The Purchasers and Seller will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby. Neither the Purchasers nor Seller will charge any of its expenses to the Company or seek reimbursement from the Company for any of its expenses.

7.2 Survival. The representations and warranties of the Parties shall survive the Closing for a period of one (1) year.

7.3 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the Parties at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the Parties hereto.

7.4 Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a Party, such consent will be given in writing in the same manner as for waivers of compliance.

7.5 No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a Party hereto and his respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

7.6 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by E-mail, facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as a Party will furnish to the other Parties in writing in accordance with this subsection.
If to Seller: Crowther Holdings LTD c/o Peter B. Hirshfield 79 Meadow St Litchfield, CT 06759 Fax: (646) 827-9362 E-mail: phirshfield@hirshfieldlaw.com	If to the Purchasers: c/o Settex PLC c/o Maranello Watch House Green Felsted, England CM6 3EF Fax:(+44) 1371-822-170 E-mail: paul@carusouk.com

7.7 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any Party without the prior written consent of the other Parties.

7.8 Governing Law. This Agreement and the legal relations among the Parties will be governed by and construed in accordance with the internal substantive laws of the State of New York (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

7.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.10 Facsimile and Scanned Execution. Receipt by any Party of a counterpart of this Agreement manually signed and then scanned electronically and E-mailed to the other Parties or manually signed and then sent by facsimile transmission to the other Parties shall, for all purposes, be deemed to be an original counterpart with the same force and effect as the manually signed counterpart from which it was electronically reproduced.

7.11 Headings. The headings of certain sections and the headings of this Agreement are inserted for convenience only and will not constitute a part hereof.

7.12 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

7.13 Definition of Material Adverse Effect. "Material Adverse Effect" with respect to a Party means a material adverse change in or effect on the business, operations, financial condition, properties, liabilities or prospects of that Party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this Agreement or the transactions contemplated hereby, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
Crowther Holdings LTD By:_/s/ Peter B Hirshfield___________ Peter B. Hirshfield, Attorney-in-Fact	Settex PLC By:_/s/ Paul Gravatt_____________________ Paul Gravatt, Chief Executive Officer
Zentar Securities Ltd By:_/s/ Juerg Walker__________________ Juerg Walker, Chief Executive Officer

Annex 1.1(b)(1)

Registration of the Purchased Shares and Allocation of Related Party Loans
Name	Address	Number of Shares Purchased	Allocation of Related Party Loans	Portion of Purchase Price Paid
Settex PLC	c/o Maranello, Watch House Green, Felsted, CM6 3EF, England	215,000	$52,696.36	$ 64,500.00
Zentar Securities Ltd	c/o Onvest AG, Hardstrasse 4, CH-4217, Birsfekden, Switzerland	633,391	$155,243.64	190,017.30
	Totals:	848,391	$207,940.00	$254,517.30

Annex 1.1(b)(2)

"The person in whose name this certificate is registered may be deemed to be an "affiliate" of the issuer within the meaning of Rule 144(a)(1). The shares represented by this certificate may not be transferred or sold in the absence of registration under the Securities Act of 1933 or the availability of an exemption therefrom."

"THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS A COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT HAS BEEN MADE OR UNLESS AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS HAS BEEN ESTABLISHED OR UNLESS SOLD PURSUANT TO AND IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OF 1933."

"THIS CERTIFICATE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A REGISTRATION AGREEMENT IN THE FORM ATTACHED AS ANNEX 1.1(C) TO A STOCK PURCHASE AGREEMENT DATED JULY 31, 2012. A COPY OF THAT AGREEMENT IS MAINTAINED WITH THE CORPORATE RECORDS OF THE COMPANY AND IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."

Annex 1.1(c)

Registration Agreement

Microsmart Devices, Inc.

3046 East Brighton Place

Salt Lake City, Utah 84121

Colonial Stock Transfer

66 Exchange Place

Salt Lake City, UT 84111

Re: Registration Agreement respecting certain shares of common stock of Microsmart Devices, Inc., a Nevada corporation (the "Company"), and related instructions to Colonial Stock Transfer

Dear Ladies and Gentlemen:

In furtherance of compliance with the Securities Act of 1933, as amended (the "Securities Act"), the General Rules and Regulations promulgated thereunder by the United States Securities and Exchange Commission (the "Commission") and the letter dated January 20, 2000, of Richard K. Wulff, who was the Chief of the Commission's Office of Small Business, that was addressed to Ken Worm, the Assistant Director of the OTC Compliance Unit of NASD (the "Wulff letter"), the undersigned person agrees as follows:

(1) That the following stock certificate and the shares of common stock of the Company represented thereby shall not be publicly sold unless and until: (i) there is a Registration Statement filed with the Commission covering this stock certificate and the shares of common stock represented thereby, which has become effective; or (ii) the Commission provides a "no action" letter which indicates that registration prior to resale of this stock certificate and the shares of common stock represented thereby is not required under Section 5 of the Securities Act as there is an available exemption for the resale of these securities by the undersigned; or (iii) there is a finding by a United States District Court having original jurisdiction or a state court having concurrent jurisdiction regarding the Securities Act, to the effect that this stock certificate and the shares of common stock represented thereby can be resold by the undersigned or successors without registration under the Securities Act.

(2) The undersigned person agrees and does hereby advise Microsmart Devices, Inc., and Colonial Stock Transfer that they are hereby authorized to place a restriction on the stock certificate referred herein below on its presentation, reflecting the terms and conditions of this Registration Agreement, and that Microsmart Devices, Inc., and Colonial Stock Transfer shall make appropriate notations in the transfer records maintained for and on behalf of the Company to the effect that the following stock certificate has "stop transfer" instruction until one of the foregoing conditions has been met.

(3) The undersigned shall promptly courier to Colonial Stock Transfer the following stock certificates for imprinting of an appropriate legend reflecting this Registration Agreement. The Stock certificates subject to the Registration Agreement are as follows:
Name George Tsentas Mark Meriwether Mark Meriwether	Certificate Number 2109 2138 2139	Number of Shares 100,000 51,382 138,627
Date: July 3, 2006 /s/ George Tsentas George Tsentas	Date: June 28, 2006 /s/ Mark Meriwether Mark Meriwether